For Immediate Release

CONTACTS:

William Medve	Karen Pisciotta
Chief Financial Officer	William Walkowiak, CFA
AlphaNet Solutions, Inc.	Lippert/Heilshorn & Associates
973-889-3826	212-838-3777
WMEDVE@ALPHANETSOLUTIONS.COM	kpisciotta@lhai.com / william@lhai.com

ALPHANET SOLUTIONS ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

CEDAR KNOLLS, N.J., - March 26, 2003 - AlphaNet Solutions, Inc. (Nasdaq: ALPH), a leading IT professional services firm providing a range of outsourced IT operations and learning solutions, today announced its financial results for the fourth quarter ended December 31, 2002.

Total revenues for the fourth quarter of 2002 were $6.6 million, an increase on a sequential quarter basis from total revenues of $6.1 million in the third quarter of 2002 and a decline from $8.8 million reported in the fourth quarter of 2001. Total revenues for the year ended December 31, 2002 were $25.9 million as compared to total revenues of $51.9 million for the year ended December 31, 2001.

Service revenues were $6.2 million in the fourth quarter of 2002, an increase on a sequential quarter basis from $5.9 million in the third quarter of 2002 and a decline from $6.8 million reported in the fourth quarter of 2001. Product revenues were $0.4 million in the fourth quarter of 2002, as compared to $0.3 million in the third quarter of 2002, and $2.0 million in the fourth quarter of 2001, which reflects AlphaNet’s shift of its business focus from product sales to professional services.

AlphaNet reported net income of $1.3 million, or $0.20 per share, for the three months ended December 31, 2002, including an income tax benefit of $1.1 million, or $0.18 per share. This compares with a net loss of $0.6 million, or $0.10 per share, for the third quarter of 2002 and a net loss of $4.6 million, or $0.72 per share, for the fourth quarter of 2001. Net income for the year ended December 31, 2002 was $0.8 million, or $0.13 per share, including federal income tax benefits of $4.4 million, or $0.69 per share, as compared to a net loss of $5.5 million, or $0.86 per share, for the year ended December 31, 2001.

Richard Erickson, chief executive officer of AlphaNet, stated, “AlphaNet made significant progress during the fourth quarter. Less than a year ago, AlphaNet was severely challenged given the rapid downturn in IT spending levels. Since then we have invested in the intellectual capital of our professional staff, restructured our services around our core practice areas, rebuilt our sales force and strengthened our management team in order to effectively execute our operating plan. I am pleased that we have experienced improved operating results in the past two quarters.”

Erickson continued, “In addition to top-line growth, we remain focused on streamlining our business and achieving our goal of restoring AlphaNet to operating profitability. For instance, our service gross margins increased to 34.4% in the fourth quarter versus 33.3% in the third quarter and 29.0% in the fourth quarter of the prior year. We also made significant progress managing our costs tightly. Specifically, we reduced our SG&A expenses sequentially by over 6.6% during the quarter and 32.0% from the prior year. We believe this improvement in our operating expenses is a clear indication of the progress we have made in transitioning the business to a leaner, more efficient organization.

“During the fourth quarter of 2002, we signed two new Help Desk Service clients including one of the world’s largest chemical and pharmaceutical companies, as well as one of the world’s leading household cleaning and personal care companies. Additionally, we were effective in cross-selling services across our practices and winning incremental sales from existing clients.

“Looking ahead, we expect the market for IT services will remain challenging and choppy over the coming year. Two of our larger customers have delayed their Windows 2000 deployment projects originally slated for the first quarter into later quarters of 2003. Consequently, we presently anticipate that results of operations for the first quarter of 2003 will not meet the strong performance of the fourth quarter of 2002. However, we believe our flexibility and committed relationships with our customers will sustain and propel our business over the long term.”

Erickson concluded, “Despite the market weakness in the fourth quarter, our utilization, revenue and margins were all up, reflecting our improved operating and sales efforts. We remain focused on maintaining our strong balance sheet and leveraging our core competencies in IT Operations and Learning Solutions. As a result, we believe we are well positioned to benefit from future increases in demand for IT services, as operating systems and network infrastructure become obsolete and the need for improvements becomes unavoidable.”

AlphaNet also announced that, effective March 25, 2003, it reached a settlement agreement to conclude its contract with the New York City Transit Authority, an agency of the Metropolitan Transportation Authority of the State of New York (MTA). Under terms of the settlement, AlphaNet agreed to dismiss its pending legal proceedings against the MTA in consideration for the MTA’s agreement that: (i) AlphaNet’s contract with the MTA was completed as of January 31, 2003, subject to warranty claims; (ii) in the event the MTA were to request services, such services will be subject to change order authorizations and negotiated pricing; (iii) AlphaNet will be paid amounts remaining due under its contract with the MTA subject to review and processing by the MTA and satisfactory completion of warranty obligations; and (iv) AlphaNet’s exposure for liquidated damages due to project delays is $300,000.

Financial Details

Net income for the fourth quarter of 2002 included pre-tax charges of $45,000 for severance, or less than $0.01 per share; business consulting costs of $57,000, or $0.01 per share; and a state tax valuation allowance of $32,000, or less than $0.01 per share. AlphaNet also realized pre-tax benefits of $178,000, or $0.02 per share, from the expiration of certain contractual liabilities; $500,000, or $0.05 per share, related to a reduction in accrued contract liabilities resulting from a settlement with the MTA; and $370,000, or $0.04 per share, related to adjustments of liabilities due to the discontinuation of AlphaNet’s product business. AlphaNet’s income tax benefit of $1.1 million or $0.18 per share in the fourth quarter of 2002 primarily related to a reduction in the federal income tax valuation allowance. The net loss for the third quarter of 2002 included pre-tax charges of $153,000, or $0.01 per share, for severance; business consulting and sales recruiting costs of $315,000, or $0.03 per share; and a state tax valuation allowance of $85,000, or $0.01 per share. AlphaNet’s federal income tax benefit in the third quarter of 2002 of $576,000 included a federal income tax benefit of $180,000, or $0.03 per share, relating to a reduction in the federal income tax valuation allowance. The net loss in the fourth quarter of 2001 included pre-tax charges of $382,000, or $0.04 per share, relating to the write-off associated with a common stock investment in EurekaGGN; consulting fees of $284,000, or $0.03 per share; severance costs of $818,000, or $0.08 per share; facility consolidation costs of $355,000, or $0.03 per share; and a goodwill write-off of $1.9 million, or $0.17 per share. In the fourth quarter of 2001, AlphaNet recorded a federal and state tax valuation allowance of $1.9 million, or $0.29 per share, and as a result recognized no income tax benefits on the pre-tax losses.

Overall gross profit margin, excluding severance costs, certain benefits from the settlement of the MTA contract disputes and vendor and expiring contractual liabilities, was 32.3% in the fourth quarter of 2002, as compared to 32.0% in the third quarter of 2002, and 24.4% in the fourth quarter of 2001. Excluding severance costs, certain benefits from the settlement of the MTA contract disputes, and vendor and expiring contractual liabilities, service gross profit margin was 34.4% in the fourth quarter of 2002, as compared to 33.3% in the third quarter of 2002, and 29.0% in the fourth quarter of 2001. Severance costs included in cost of sales were $35,000 in the fourth quarter of 2002, $32,000 in the third quarter of 2002, and $195,000 in the fourth quarter of 2001. In the fourth quarter of 2002, AlphaNet’s service-related gross margins were impacted from benefits recognized of $138,000, from expiring contractual liabilities. Overall gross profits were impacted by $500,000 related to the settlement of the MTA contract disputes and $69,000 related to adjustments of vendor liabilities due to the discontinuation of AlphaNet’s product business.

Selling, general and administrative expenses (SG&A) were $2.7 million in the fourth quarter of 2002 as compared to $3.2 million in the third quarter of 2002 and $4.4 million in the fourth quarter of 2001. SG&A included severance costs of $10,000 in the fourth quarter of 2002, $121,000 in the third quarter of 2002, and $623,000 in the fourth quarter of 2001. In the fourth quarter, AlphaNet incurred costs of $57,000 for consultants and sales recruiting and, in the third quarter, AlphaNet incurred costs of $315,000 for consultants and sales recruiting. In the fourth quarter of 2001, in addition to severance costs, AlphaNet recorded $284,000 of consulting costs and facility consolidation costs of $355,000. Additionally, SG&A expenses were reduced by $301,000 in the fourth quarter of 2002 as a result of a reduction in liabilities associated with AlphaNet’s discontinued product business.

For the year ended December 31, 2002, AlphaNet reported net income of $831,000, or $0.13 per share, as compared to a net loss of $5.5 million, or $0.86 per share, in 2001. Total revenues for the year were $25.9 million as compared to $51.9 million in 2001. Service revenues were $22.9 million in 2002 as compared to $36.1 million for the year ended December 31, 2001. In 2001 and 2002, AlphaNet recorded a number of pre-tax charges. In connection with its business reorganization, AlphaNet incurred consulting and sales recruiting costs of $625,000, or $0.06 per share, in 2002 and $284,000, or $0.03 per share, in 2001; and facility consolidation costs of $65,000, or $0.01 per share, in 2002 and $355,000, or $0.03 per share, in 2001; and wrote off goodwill and certain investments of $2.3 million, or $0.21 per share, in 2001. AlphaNet also recorded severance costs of $544,000, or $0.05 per share, in 2002 and $1.3 million, or $0.12 per share, in 2001. AlphaNet also recognized benefits of $178,000, or $0.02 per share, associated with the expiration of certain contractual liabilities; $500,000, or $0.05 per share, related to a reduction in accrued contract liabilities resulting from a settlement with the MTA; $370,000, or $0.04 per share, related to adjustments of liabilities due to the discontinuation of AlphaNet’s product business in 2002; and a gain of $417,000, or $0.04 per share, from a settlement with EDS in 2001. In 2001, AlphaNet recorded a federal and state tax valuation allowance of $2.2 million, or $0.35 per share, and accordingly recognized no income tax benefits in 2001. In 2002, as a result of changes to the federal income tax laws enacted in 2002, AlphaNet recognized federal income tax benefits of $4.4 million, or $0.69 per share, in 2002, including a reduction in its federal income tax valuation allowance of $3.3 million, or $0.51 per share. In 2002, AlphaNet recognized no state income tax benefit and recorded a $ 289,000 or $0.04 per share, state tax valuation allowance.

At December 31, 2002, AlphaNet had cash of $22.9 million, as compared to $23.8 million at December 31, 2001 and working capital of $25.5 million at December 31, 2002 as compared to $23.8 million at December 31, 2001.

Under its share repurchase program, the company purchased 51,500 AlphaNet common shares at an average price of $1.52 per share between September 23 and December 31, 2002. AlphaNet has not purchased shares since December 30, 2002.

About AlphaNet

AlphaNet Solutions, Inc. is a leading IT professional services firm. AlphaNet’s services include a range of outsourced solutions in three major IT practice areas: technology solutions, service desk solutions, and learning solutions. For information on AlphaNet’s complete range of services, please visit AlphaNet’s web site at http://www.alphanetsolutions.com.

Safe Harbor Statement

Certain statements are included in this news release which are not historical and are “forward-looking,” and may be identified by such terms as “continuing,” “plan,” “goal,” “expect,” “believe,” “may,” and “intend” or similar terms. Such forward-looking statements include risks and uncertainties, such as those related to AlphaNet’s contracts and other business risks, including, among other things, general and industry-specific economic conditions, the substantial variability of AlphaNet’s quarterly results, AlphaNet’s substantial reliance upon a concentrated number of key clients, AlphaNet’s ability to recruit and retain qualified technical and sales professionals, and other industry-wide market factors, all as detailed from time to time in AlphaNet’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document.

— Tables Follow —

ALPHANET SOLUTIONS, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data) ASSETS

	December 31,

	2002	2001
Current assets:
Cash and cash equivalents	$ 22,936	$ 23,797
Accounts receivable, less allowance for doubtful accounts of
$415 and $622 at December 31, 2002 and 2001, respectively	5,474	7,416
Inventory	123	170
Income taxes	2,600	--
Prepaid expenses and other current assets	421	374

Total current assets	31,554	31,757

Property and equipment, net	973	1,992
Goodwill, net	646	511
Other assets	10	52

Total assets	$ 33,183	$ 34,312

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$ --	$ 8
Accounts payable	1,057	1,020
Accrued expenses	1,727	2,417
Deferred revenue	1,168	1,575
Accrued contract loss	2,091	2,950

Total current liabilities	6,043	7,970

Total liabilities	6,043	7,970

Shareholders’ equity:
Preferred stock-- $0.01 par value; authorized 3,000,000 shares,
none issued	--	--
Common stock-- $0.01 par value; authorized 15,000,000 shares,
6,588,413 shares issued at December 31, 2002 and
December 31, 2001	66	66
Additional paid-in capital	35,138	35,092
Accumulated deficit	(7,265)	(8,096)
Treasury stock-- at cost; 202,100 shares at December 31, 2002
and 150,600 shares at December 31, 2001	(799)	(720)

Total shareholders' equity	27,140	26,342

Total liabilities and shareholders’ equity	$ 33,183	$ 34,312

ALPHANET SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share amounts) (unaudited)

	For the Three Months ended December 31,		For the year ended December 31,

	2002	2001	2002	2001
Net sales:
Product sales	$401	$1,992	$2,994	$15,764
Professional services	6,220	6,843	22,906	36,142

	6,621	8,835	25,900	51,906
Cost of sales:
Product sales	400	1,822	2,786	13,853
Professional services	3,999	5,053	15,842	25,891
Other	(569)	--	(569)	--

	3,830	6,875	18,059	39,744
Gross Profit:
Product sales	1	170	208	1,911
Professional services	2,221	1790	7,064	10,251
Other	569	--	569	--

	2,791	1,960	7,841	12,162
Operating expenses:
Selling, general and administrative expenses	2,718	4,442	11,768	16,563
Write-off of goodwill	--	1,874	--	1,874
	2,718	6,316	11,768	18,437
Operating income (loss)	73	(4,356)	(3,927)	(6,275)

Other income:
Interest income	83	129	357	743
Other Income	--	(382)	10	38

	83	(253)	367	781

Income (loss) before income taxes	156	(4,609)	(3,560)	(5,494)

Benefit for income taxes	(1,148)	--	(4,391)	--

Net income (loss)	$1,304	$(4,609)	$831	$(5,494)

Basic and Diluted net income (loss) per share	$0.20	$(0.72)	$0.13	$(0.86)

Weighted average number of common shares
outstanding	6,406	6,438	6,429	6,422

Weighted average number of common and common
equivalent shares outstanding	6,514	6,438	6,537	6,422